Securities and Exchange Commission
               November 22, 1995
               Page 1

Exhibit 10






                                             November 22, 1995

Securities and Exchange Commission
Judiciary Plaza, 450 Fifth Street, N.W.
Washington, D.C. 20549

        Re:    EAI Select Managers Equity Fund
               File No. 33-98164

Ladies and Gentlemen:

        We have acted as counsel to EAI Select Managers Equity Fund, a Massachusetts business trust (the "Fund"), in connection with its organization and the preparation and filing of the Registration Statement on Form N-1A filed in the above-referenced file (the "Registration Statement"). All capitalized terms not otherwise defined herein have the meanings given them in the Registration Statement. This opinion is provided to you pursuant to the requirement of Item 24 of Form N-1A.

        In rendering our opinion, we have reviewed such documents as we have deemed necessary and, in connection therewith, we have examined originals or copies, certified or otherwise authenticated to our satisfaction, of the following: (i) the Declaration of Trust for the Fund filed with the Massachusetts Secretary of State on September 27, 1995; (ii) the By-laws of the Fund; (iii) the Registration Statement; and (iv) such other documents and instruments as we have deemed necessary for the purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies. As to any facts material to this opinion which we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Fund and Evaluation Associates Capital Markets, Incorporated. In addition, we have assumed that all statements in the Registration Statement are accurate and that all transactions described therein will be consummated as contemplated in the Registration Statement.

        In rendering this opinion, we have assumed that the Fund's Board of Trustees will authorize the issuance of any Shares before such Shares are issued, that the Shares will be purchased at the net asset value per Share of the Fund at the time of purchase, that no Shares will be issued to any person or entity other than the Manager prior to the time that the Registration Statement becomes effective, and that all Shares will be issued in compliance with the Board's Declaration of Trust and Bylaws. The opinions set forth herein are based on the laws of the Commonwealth of Massachusetts and the Federal laws of the United States, and we express no opinion as to the laws of any other jurisdiction.

        Based on and subject to the foregoing, we are of the opinion that when issued, the Shares of the Fund will be legally issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                             Very truly yours,

                                             /s/ Day, Berry & Howard

PLH:PNB


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